Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is effective as of April 15, 2013 at San Diego, California between Lpath, Inc., a Nevada corporation (the “Company” or “Lpath”), and Dario A. Paggiarino, M.D. (the “Employee”) with reference to the following facts:

In consideration of their respective promises contained herein, the parties hereto agree as follows:

1.    EMPLOYMENT

Company desires to hire Employee, effective April 15, 2013 (the “Date of Hire”) to serve as its Senior Vice President and Chief Development Officer.  Employee and Company now desire to memorialize the terms and conditions associated with such hiring, which terms and conditions are contained in this Agreement.

2.    EMPLOYEE’S DUTIES

Prior to commencing employment with the Company, Employee agrees to: (i) read Lpath’s Employee Handbook, (a copy of which is attached as Exhibit B) and sign a document indicating he has read it and will comply with the letter and the spirit of the Employee Handbook, and (ii) sign a copy of Lpath’s standard Proprietary Information & Inventions Agreement, a copy of which is attached as Exhibit A.

The Employee shall, while contributing his services hereunder:

(a) Serve the Company in the capacity set forth in Section 1, or in such other similar capacity as the Company’s Chief Executive Officer (“CEO”) or the Board of Directors (hereinafter, referred to as “the Board”) may direct, on a full-time basis and exclusive to the Company, using his best efforts, skills, and diligence in the performance of such duties, at such place or places as may be required for valid business reasons and as determined in the reasonable determination of the Board;

(b) Report to the CEO and perform the duties and exercise the powers assigned or vested in him by the CEO or the Board;

(c) Comply with and conform to any lawful instructions or directions given or made by the CEO and the Board, and faithfully, industriously, diligently, and to the best of the Employee’s ability, experience, and talents, serve the Company and perform all of the duties that may be required by the terms and conditions of this Agreement to the reasonable satisfaction of the CEO and the Board, so as to promote the Company’s business interests; and

(d) Devote himself diligently to the business interests of the Company and personally attend thereto at all times during usual business hours and at other times as may be necessary to fulfill his responsibilities hereunder, except in case of incapacity through illness or accident, in which case he shall furnish to the CEO such evidence thereof as the CEO may reasonably require.

3.    COMPENSATION

In consideration of the performance by the Employee of his duties hereunder, the remuneration of the Employee shall be (and the Company shall pay to the Employee):

(a)         Effective on the Date of Hire, a base salary (“Salary”) of $320,000 per annum payable in accordance with the Company’s normal payroll procedure, subject to normal payroll deductions, with possible increases in such Salary as decided by the Board of Directors, at their discretion,

(b)         Paid vacation, which shall accrue at the rate of four weeks per year,

(c)          Other benefits and perquisites normally available to executives of the Company, as may be changed from time to time,

(d)         Annual bonuses of up to 33% of Salary, to be based on individual and Company performance, all at the sole discretion of the Company’s Board of Directors, with it being agreed that for the “stub” year of 2013, a bonus of up to $75,000 at the discretion of the Board of Directors will be paid in 2014 when bonuses are paid to the other members of the executive team, and

(e)          Effective on the Date of Hire, a grant of Restricted Stock Units (“RSUs”) representing 100,000 shares of Lpath Class A Common Stock.  Such RSUs will time-vest on a quarterly basis over 16 quarters, with a four-quarter “cliff.” For purposes of clarity, 25,000 shares will vest on the first anniversary of the Date of Hire. Thereafter, 6,250 shares will vest each quarter until the RSUs are fully vested.

(f)           Such additional remuneration as Employee and the Company shall negotiate in the future.

4.    EXPENSES

The Company shall pay on behalf of the Employee or reimburse the Employee (against the Employee’s submission to the Company of proper receipts therefore) for all expenses properly incurred by him in the course of his employment hereunder or otherwise in connection with the business of the Company in accordance with Company policies, as such policies may be established and revised by the Board from time to time.

5.    AT-WILL EMPLOYMENT

Employee and the Company understand and expressly agree that Employee’s employment with the Company is at-will, is not for a specified term, and may be terminated by the Company or by Employee at any time, with or without notice and with or without cause.  While not required, as a courtesy, the parties shall attempt if possible to give thirty (30) days’ notice of termination.  This clause shall not be interpreted to conflict with Employee’s at-will employment status.  Employee and the Company further understand and agree that no representation contrary to this section is valid, and that this section may not be augmented, contradicted, or modified in any way, by any representative or agent of the Company or any other person, except by a writing signed by the Employee and by the Board.

6.  TERMINATION

6.1                               Upon termination for any reason, including voluntary resignation, Employee shall:

(a) Be entitled to his Salary set forth in Section 3(a) hereof, prorated to the effective date of such termination;

(b) Remain subject to the provisions of the Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit A, signed concurrently herewith;

(c) Be entitled to receive a payment for any accrued, unused vacation.

(d) Not be entitled to a severance or any other payment, unless as provided in Section 6.2.

6.2                               If Company terminates the employment of Employee without Cause (to be defined later in this section), the Company will, in addition to the provisions of Section 6.1, and in exchange for employee’s execution of a full and complete release of all claims as described herein:

(i)  Pay Employee severance compensation in an amount equal to twelve (12) months’ Salary. Such payments are to be made in equal installments over a period of 12 months in accordance with Company’s normal payroll procedures, and subject to normal withholdings for taxes and the employee portion of health insurance premiums.

(ii)  Continue to provide to Employee all healthcare benefits for the remainder of the month in which the termination occurs and for the 12-month period following Employee’s termination, provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for healthcare coverage through another employer during this period.

(iii)  If the termination occurs within 24 months after there has been a Corporate Transaction: (a) accelerate-vest by 24 months Employee’s unvested stock options or unvested RSUs or other stock grants, and any other such assets that vest over time and (b) allow Employee up to 24 months to exercise such options except to the extent that any such options expire before the end of this 24-month period or to the extent that earlier exercise is required by the Company to effect a sale or a merger.

(iv) The term “Cause” is defined to mean conduct that in the good faith judgment of the Board constitutes a material breach of duty and is to include one or more of the following: falsification of company documents, fraud, moral turpitude, theft, embezzlement, criminal conduct, indictment on felony criminal charges, serious violations of Company policies, material breach of Employee’s employment agreement or Proprietary Information and Inventions Agreement, acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company, extended or repeated absence from work that in the reasonable judgment of the Board is unjustifiable, inability to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability for a period of ninety (90) consecutive days, or insubordination (e.g., refusal to carry out the reasonable instructions of the CEO or the Board). If the material breach of duty is reasonably curable, Company shall provide notice to Employee of such breach of duty and shall give Employee a 30-day cure period.  Refusal to relocate to a facility more than 50 miles from the current facility is NOT considered Cause.

(v) The term “Corporate Transaction” is defined to mean (a) a transaction whereby the Company is party to a merger or consolidation whereby the Company is NOT the surviving entity and whereby the transaction results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (b) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

(vi) Employee will be eligible for no other severance compensation, benefits, or vesting other than that which is provided for in this Section 6.2 when he is terminated.  A condition precedent to the Company’s obligation to fulfill the severance terms in this Section 6.2 shall be Employee’s execution of a full and complete release of all claims against the Company, its Board, officers, employees, agents, and affiliates in reasonable form as provided by the Company and such release has become effective in accordance with its terms prior to the 60th day following the termination date.  Nothing in this severance provision supersedes or in any way alters the at-will provisions of Section 5 above.

(vii)  Employee agrees that he will surrender to the Company, at its request, or at the conclusion of his employment, all accounts, notes, data, sketches, drawings and reproductions, and copies thereof, any of which (a) relate in any way to the business, products, practices, or techniques of the Company, (b) contain Confidential Information, whether or not created by him, or (c) come into his possession by reason of his employment with the Company; and Employee agrees further that all of the foregoing are the property of the Company.

7.  LOYAL PERFORMANCE

7.1                               Employee shall not, during the period of his employment by the Company, engage in any employment or activity, nor have investments, in any business competitive with the Company, provided, however, this provision does not apply to Employee’s direct or indirect ownership of not more than five percent (5%) of the outstanding stock of a publicly traded U.S. corporation.  Employee agrees to notify the Company in writing of any outside employment or business activity, including the name of the business and the general nature of employee’s involvement, during the period of Employee’s employment with the Company.

7.2                               If, at any time during the period ending two years after Employee has ceased to be an employee of the Company (or of any subsidiary or affiliate of the Company), whether or not pursuant to this agreement, Employee:

(a) directly or indirectly engages with;

(b) assists or has an active interest in, whether as owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever (provided that direct or indirect ownership of not more than five percent (5%) of the outstanding stock of a publicly traded US corporation shall not of itself be viewed as assisting or having an active interest); or

(c) enters the employment of or acts as an agent for or advisor or consultant to any person, firm, partnership, association, corporation, business organization, entity, or enterprise (the Business”) that is, or is about to become, directly or indirectly, engaged in any business or program that competes directly with or is substantially similar to any business or program that the Company (or any subsidiary or affiliate of the Company) was involved in (or was in the planning or development stage) during the 120-day period immediately prior to Employee’s ceasing to provide services to the Company (or any subsidiary or affiliate of the Company) [such business or program shall include, but not be limited to, those that involve: (a) any composition of matter or method that is protected by (i) any

Company trade secret or (ii) any Company intellectual property that is either issued, pending, or filed at the time of termination or (b) the use, research or development, for any therapeutic or diagnostic purpose, of (i) any sphingolipid, (ii) any lysophosphatidic acid, Ceramide-1-phosphate, PAF, LTE4, or HETE or (iii) any component of their respective pathways], then Employee shall immediately notify Company in writing of such involvement, including the name of the Business and the nature of Employee’s involvement, and Employee agrees to fully respond to reasonable questions by the Company regarding such involvement and to provide such further assurances reasonably requested by Company that Employee is not and will not be in breach of the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

7.3                               Employee will not, at any time, without prior written consent of the Company:

(a) Directly or indirectly take any action or make or cause to be made any statements which would disparage the reputation of the Company or any subsidiary or affiliate of the Company, or

(b) Induce or attempt to influence any employee or consultant of the Company or any of its or their subsidiaries or affiliates to terminate his or her employment.

7.4                               Nothing contained in this Section 7 is intended to supersede or alter in any way the provisions of the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

8.    CONFIDENTIALITY MATTERS

8.1                               It is an express condition to the employment of Employee by Company that Employee sign and deliver a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A concurrently with the execution of this Agreement.

8.2                               The covenants contained in the Proprietary Information and Inventions Agreement constitute separate covenants.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in the Proprietary Information and Inventions Agreement is not permitted by applicable laws, Employee and Company agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Employee and Company further agree that the covenants in the Proprietary Information and Inventions Agreement shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in the Proprietary Information and Inventions Agreement.

9.    APPLICATION OF SECTION 409A.

9.1.                            Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

9.2                               Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement.  In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

9.3                               Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.4                               For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10.                               ACKNOWLEDGMENT

Employee acknowledges that he has been advised by Company to consult with independent counsel of his own choice, at his expense, as to the entering into this Agreement, that he has had the opportunity to do so, and that he has taken advantage of the opportunity to the extent that he desires.  The Employee further acknowledges that he has read and that he understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and such professional advice as he has seen fit to obtain.

11.    ARBITRATION

Employee and the Company agree that in the event of any dispute concerning, arising out of, or related in any way to this Agreement, such dispute shall be submitted to arbitration.  Except as otherwise provided for herein, the disputes subject to this agreement to arbitrate include, to the fullest extent allowable by law, all potential claims between Employee and Company including, but not limited to, breach of contract, tort, discrimination, harassment, wrongful termination, compensation and benefits claims, constitutional claims and claims for the violation of any local, state or federal statute, ordinance or regulation. Arbitration proceedings may be commenced by either party by giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association and California law.  Any such arbitration shall take place before a single arbitrator only in San Diego, California.  Any such arbitration shall be governed by and be subject to the applicable laws of the State of California and the then-prevailing rules of the American Arbitration Association (the “AAA”).  If the parties are unable to agree on a single neutral arbitrator, the arbitrator shall be selected pursuant to the AAA rules.  The arbitrator’s award in any such arbitration shall be final and binding, and a judgment upon such award may be entered and enforced by any court of competent jurisdiction.  Each party to this Agreement understands that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.  Company shall bear the costs of the arbitrator, the forum, and filing fees.  Each party shall bear its own respective attorney’s fees and all other costs, unless otherwise required or allowed by law and awarded by the arbitrator.

12.    VIOLATION OF THE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The Employee agrees and acknowledges that the violation of any of the provisions contained in the Proprietary Information and Inventions Agreement attached hereto as Exhibit A would cause irreparable injury to the Company, the remedy at law for any violation or threatened violation thereof would be inadequate, and that the Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.  The Employee agrees that such relief shall be available in a court of law in San Diego, California, regardless of the arbitration provisions contained in Section 10 of this Agreement. Additionally, Employee agrees that any violation of the Proprietary Information and Inventions Agreement will be a basis for Employee’s termination for Cause

13.    MISCELLANEOUS

13.1                        Amendment.  This Agreement may not be modified or amended without the express prior written consent of the Company and the Employee.

13.2                        Notices.  All notices required or permitted under this Agreement shall be in writing, shall be sent either certified mail, return receipt requested, or by facsimile transmission and mailed or sent to the relevant party at its address (or facsimile number) set out below (or such other address or facsimile number as the addressee has given to the other parties in accordance with the terms of this Section):

To the Company:

Lpath, Inc.

4025 Sorrento Valley Blvd.

San Diego, CA 92121

Facsimile (858) 678-0900

To the Employee:

Dario A. Paggiarino, M.D.

2223 Eucalyptus Avenue

Escondido, CA 92029

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by certified letter, return receipt requested, when actually delivered to the relevant party; and (b) if given or made by facsimile, upon receipt of a transmission report confirming receipt.

13.3                        Entire Agreement.  This Agreement and the Exhibits attached hereto contain the entire agreement of the parties regarding the employment of the Employee, and there are no other promises or conditions regarding the Employee’s employment in any other agreement, whether oral or written.  This Agreement shall terminate and supersede any previous employment agreements or arrangements between Employee and Company.

13.4                        Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective corporation.  Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

13.5                        Sections.  References herein to Sections are to the sections in this Agreement, unless the context requires otherwise.

13.6                        Headings.   The section headings are inserted for convenience only and shall not affect the construction of this Agreement.

13.7                        Rules of Construction.  Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing a gender include every gender.

13.8                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained therein.

13.9                        Survival.  Any variation in salary or conditions mutually agreed upon after the effective date of this Agreement shall not constitute a new agreement; instead, the terms and conditions of this Agreement, except as to such variation, shall continue in force.

13.10                 Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.11                 Interpretation.  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

13.12                 Governing Law.  This Agreement shall be governed by the laws of the State of California.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or equity, shall be adjudicated in San Diego, California.

13.1                        No Conflicting Agreements.  Employee represents and warrants to the Company that he is not a party to or bound by any confidentiality, noncompetition, nonsolicitation or other agreement or restriction which could conflict with or be violated by the performance of Employee’s duties to the Company under this Agreement or otherwise.  Employee agrees that he will not disclose to the Company, use, or induce the Company to use, any invention or confidential information belonging to any third party. Employee understands that in the event such representation and warranty is not absolute it would be a material violation of this Agreement and Employee would be subject to termination for Cause.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

LPATH, INC.	EMPLOYEE

/s/ Scott R. Pancoast	/s/ Dario A. Paggiarino
Scott R. Pancoast	Signature
President and Chief Executive Officer	Dario A. Paggiarino, M.D.

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

LPATH, INC. EMPLOYEE HANDBOOK